As filed with the Securities and Exchange Commission on March 9, 2007
Registration No. 333-_________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COVANSYS CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	38-2606945
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
32605 West Twelve Mile Road
Suite 250
Farmington Hills, Michigan 48334
(Address of Principal Executive Offices) (Zip Code)
Covansys Corporation 2007 Stock Option Plan
(Full title of the plan)

Brett D. Pynnonen, Esq.
General Counsel
32605 West Twelve Mile Road, Suite 250
Farmington Hills, Michigan 48334
(248) 488-2088
(Name, address and telephone number, including area code, of agent for services)

Copy to:
David B. Braun, Esq.
Butzel Long
150 W. Jefferson, Ste. 100
Detroit, Michigan 48226-4430

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed Maximum	Proposed	Amount of
to be	to be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share (1)	Offering Price (1)	Fee (1)
Common Stock, no par value	2,000,000	24.32	$48,640,000	$1,493.25

(1)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on March 6, 2007.

PART I
     The documents containing the information specified in Part I will be sent or given, as requested, to plan participants in the Covansys Corporation 2007 Stock Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE FORM S-8 REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents subsequently filed by Covansys Corporation, Inc., a Michigan corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006(Commission File No. 0-22141).

(b)	The description of the Company’s Common Stock which is contained in the Form 8-A Registration Statement filed by the Company with the Commission on February 14, 1997 (Commission File No. 0-22141), including any amendment or report filed for the purpose of updating such description; and

(c)	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of the post-effective amendment which indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents.
     The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Section 561 and 562 of the Michigan Business Corporation Act authorizes a corporation to indemnify directors and officers against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement if the person acted in good faith and in a manner reasonably believed to be in or not opposed to, the best-interest of the corporation or its shareholders, and with respect to a criminal proceeding if the person had no reasonable cause to believe his or her conduct was unlawful.
     The Company’s Bylaws require the Company to indemnify, to the full extent permitted by law, every person who was or is a party, or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including actions by or in the right of the Corporation by reason of the fact that they are a person who is or was a director, officer, partner, trustee, employee or agent of the Company or another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, serving or having served at the request of the Company as a director or officer of another corporation in which the Company owns shares of capital stock, or of which it is a creditor. Expenses that are subject to indemnification include attorneys’ fees, judgments, penalties, fines and amounts paid in settlement incurred in connection with the action, suit or proceeding. The right to indemnification is recognized by the Corporation as a contract right.
     If a claim is made by a party and not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant can at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. However, it shall be a defense to any such action that the claimant has not met the standards of conduct which make it permissible under applicable law for the Corporation to indemnify the claimant for the amount claimed.
Item 7. Exemption from Registration Claimed.
     Not Applicable
Item 8. Exhibits

Exhibit
Number	Description
3.1	The Company’s Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q for the period ended March 31, 2005 (Commission File No. 0-22141).

3.2	The Company’s Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s Form 10-Q for the period ended September 30, 2004 (Commission File No. 0-22141).

*5.1	Opinion of Butzel Long as to the legality of the securities being offered.

*10.1	Covansys Corporation 2007 Stock Option Plan.

*23.1	Consent of BDO Seidman, LLP, independent registered public accounting firm

*23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

*23.3	Consent of Butzel Long (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this registration statement)

*	Filed herewith.

Item 9. Undertakings.
(a)	The Registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offer of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
               (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan on March 7, 2007.

COVANSYS CORPORATION

/s/ Rajendra B. Vattikuti
By:	Rajendra B. Vattikuti
Chairman, Chief Executive Officer and President
POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of Covansys Corporation. hereby severally constitute and appoint Rajendra B. Vattikuti and James Trouba each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Covansys Corporation to comply with the provisions of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Rajendra B. Vattikuti Rajendra B. Vattikuti	President, Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2007

/s/ James S. Trouba James S. Trouba	Chief Financial Officer (Principal Financial Officer)	March 7, 2007

* James E. Barlett	Director	March 7, 2007

* William C. Brooks	Director	March 7, 2007

* Brian Hershkowitz	Director	March 7, 2007

* Douglas S. Land	Director	March 7, 2007

* Ronald K. Machtley	Director	March 7, 2007

* John A. Stanley	Director	March 7, 2007

* David H. Wasserman	Director	March 7, 2007

* Gary C. Wendt	Director	March 7, 2007

* /s/ James S. Trouba James S. Trouba Attorney-in-fact

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
3.1	The Company’s Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q for the period ended March 31, 2005 (Commission File No. 0-22141).

3.2	The Company’s Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s Form 10-Q for the period ended September 30, 2004 (Commission File No. 0-22141).

*5.1	Opinion of Butzel Long as to the legality of the securities being offered.

*10.1	Covansys Corporation 2007 Stock Option Plan.

*23.1	Consent of BDO Seidman, LLP, independent registered public accounting firm

*23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.3	Consent of Butzel Long (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this registration statement).

*	Filed herewith.